Exhibit 2

Members of Group

Deer VIII & Co. Ltd.

Deer VIII & Co. L.P.

Bessemer Venture Partners VIII L.P.

Bessemer Venture Partners VIII Institutional L.P.

15 Angels II LLC

GoBlue Ventures LLC

Wahoowa Ventures LLC